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                                                                    EXHIBIT 10.1



                              MANAGEMENT AGREEMENT

          MANAGEMENT AGREEMENT, dated as of February 11, 1997, by and among AMERICAN RESIDENTIAL INVESTMENT TRUST, INC., a Maryland corporation (the "Company"), and HOME ASSET MANAGEMENT CORP., a Delaware corporation (the "Manager"), with respect to the following:

                              W I T N E S S E T H:

         WHEREAS, the Company intends to invest in Mortgage Assets and expects to continue to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Company desires to retain the Manager to manage the investments of the Company and to perform certain administrative services for the Company in the manner and on the terms set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings assigned them below:

         (a) "Affiliate" means, with respect to any person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such person.

         (b) "Agency Certificates" means Pass-Through Certificates guaranteed by FNMA, FHLMC or GNMA.

         (c) "Agreement" means this Management Agreement.

         (d) "Average Net Worth" for any period means (i) Twenty Million One Hundred Seventy-Two Thousand and 00/100 Dollars ($20,172,000.00) plus (ii) the arithmetic average of the sum of the gross proceeds from any sale of the Company's equity securities after the effective date of this Agreement (including exercise of warrants and stock options), before deducting any underwriting discounts and commissions and other expenses and costs relative to the sale, plus the Company's retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments) computed by taking the daily average of such values during such period.

         (e) "Board of Directors" means the Board of Directors of the Company.

         (f) "Code" means the Internal Revenue Code of 1986, as amended.


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         (g) "Company" means New REIT, a Maryland corporation, and its successors.

         (h) "FHLMC" means the Federal Home Loan Mortgage Corporation.

         (i) "FNMA" means the Federal National Mortgage Association.

         (j) "GAAP" means generally accepted accounting principles.

         (k) "GNMA" means Governmental National Mortgage Association.

         (l) "Governing Instruments" means the articles or certificate of incorporation or other charter, as the case may be, and bylaws of the Company and its subsidiaries.

         (m) "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.

         (n) "Gross Mortgage Assets" means for any month the weighted average book value of the Mortgage Assets, before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month.

         (o) "Manager" means MDC REIT Management Co., a Delaware corporation.

         (p) "Mortgage Assets" means (i) Mortgage Loans and (ii) Mortgage Securities.

         (q) "Mortgage Securities" means Pass-Through Certificates and any other forms of security backed by or evidencing an interest in Mortgage Loans.

         (r) "Mortgage Loans" means loans secured by mortgages on single-family, multifamily or commercial real estate properties.

         (s) "Net Income" means the net income of the Company determined in accordance with GAAP before the Manager's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. The Company's interest expenses for borrowed money shall be deducted in calculating Net Income.

         (t) "Pass-Through Certificates" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates may evidence interests in loans secured by single-family, multifamily or commercial, real estate properties.

         (u) "Qualified REIT Assets" means Pass-Through Certificates, Mortgage Loans, Agency Certificates and other assets of the type described in Code
Section 856(c)(6)(B).

         (v) "Real Estate Assets" means interests in real property, interests in mortgages on real property, and regular interests in REMICS as described in Code
Section 856(c)(6)(B).




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         (w) "REIT" means Real Estate Investment Trust as defined under Section
856 of the Code.

         (x) "REIT Provisions of the Code" means Sections 856 through 860 of the Code.

         (y) "Return on Equity" means return calculated for any quarter by dividing the Company's Net Income for such quarter by the Company's Average Net Worth for such quarter.

         (z) "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of February 11, 1997, among the Manager, MDC Reit Holdings LLC, the Company and the Purchasers named therein, as amended from time to time.

         (aa) "Stockholders" shall mean the owners of the stock of the Company.

         (bb) "Stockholders Agreement" means the Stockholders Agreement, Irrevocable Proxy and Voting Agreement, dated as of February 11, 1997, among stockholders of the Manager.

         (cc) "Ten Year U.S. Treasury Yield" shall mean the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 10 years).

         (dd) "Ten Year U.S. Treasury Rate" for a quarterly period shall mean the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields published by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company for such week. In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year U.S. Treasury Rate for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight (8) nor more than twelve (12) years from the date of each such quotation, as chosen and for each business day (or less frequently if daily quotations shall not be generally available) in each such quarterly period in New York City and quoted to the Company by at least three (3) recognized dealers in U.S. Government securities selected by the Company.

         (ee) "Unaffiliated Directors" shall mean (i) following the date that the Company becomes subject to the periodic reporting requirements under Section 13 of the Securities Exchange Act of 1934, those members of the Board of Directors of the Company who are the "Independent Directors" as defined in the Company's Governing Instruments, and (ii) prior to such date, those directors of the Manager appointed by Crescent (as defined in the Stockholders Agreement).




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         SECTION 2.  GENERAL DUTIES OF THE MANAGER.

         (a) Administrative Services to be Provided by Manager. Subject to the oversight of the Board of Directors, the Manager shall provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any subsidiary of the Company as follows:

                  (1) serve as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines ("Guidelines");

                  (2) assist the Company in developing criteria for Mortgage Asset purchase commitments that are specifically tailored to the Company's long-term investment objectives, which shall include making available to the Company its knowledge and experience with respect to mortgage loan underwriting criteria;

                  (3) represent the Company in connection with the purchase of and commitment to purchase Mortgage Assets, including the formation of Mortgage Asset purchase commitment criteria;

                  (4) arrange for the issuance of Mortgage Securities from pools of Mortgage Loans acquired by the Company and provide to the Company itself or through another appropriate party supporting services in connection with the creation of Mortgage Securities including:

                           (a)      serving as consultant with respect to the
structuring of each series of Mortgage Securities;

                           (b)      negotiating the rating requirements with
rating agencies with respect to the rating of each series of Mortgage
Securities;

                           (c)      identifying and reviewing all Mortgage Loans
which may secure or constitute the mortgage pool for each series of Mortgage Securities;

                           (d)      negotiating all agreements and credit
enhancements with respect to each series of Mortgage Securities;

                           (e)      issuing commitments on behalf of the Company
to purchase Mortgage Loans to be used to secure or constitute the mortgage pool for each series of Mortgage Securities;

                           (f)      organizing and administering all activities
in connection with the closing of each series of Mortgage Securities, including all negotiations and agreements with underwriters, trustees, servicers, master servicers and other parties;

                           (g)      performing such other services as may be
required from time to time for completing the creation of each series of Mortgage Securities; and




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                           (h)      providing to the Company itself or through
another appropriate party all services in connection with the administration of each series of Mortgage Securities created by the Company;

                  (5) furnish reports and statistical and economic research to the Company regarding the Company's activities and the performance of the Manager;

                  (6) monitor and provide to the Board of Directors on an ongoing basis price information and other data, which price information and data shall be obtained from certain nationally recognized dealers and other entities that maintain markets in Mortgage Assets as selected by the Board of Directors from time to time, and provide advice to the Board of Directors to aid the Board of Directors in the selection of such dealers and entities;

                  (7) administer the day-to-day operations of the Company and perform and supervise the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payments of the Company's expenses, debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

                  (8) designate a servicer and/or subservicer for those Mortgage Loans sold to the Company by originators that have elected not to service such loans and arrange for the monitoring and administering of such servicing;

                  (9) counsel the Company in connection with policy decisions to be made by the Board of Directors;

                  (10) evaluate and recommend hedging strategies to the Board of Directors and, upon approval by the Board of Directors, facilitate the implementation and monitor the performance of these strategies;

                  (11) supervise compliance with certain REIT Provisions of the Code dealing with asset and income tests and Investment Company Act status, including setting up a system to monitor hedging activities on a periodic basis for such compliance;

                  (12) establish quality control procedures for the assets of the Company, including audits of loan underwriting files, hire any agents with particular knowledge and expertise as may be appropriate to perform any such quality control procedures and administer, perform and supervise the performance of the quality control procedures of the Company and perform and supervise the performance of such other functions related thereto as may be necessary or advisable to assist in the performance of such procedures and the attainment of the purposes thereof;

                  (13) upon request by and in accordance with the directions of the Board of Directors, invest or reinvest any money of the Company;




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                  (14)     conduct, or cause to be conducted, a legal document
review of each Mortgage Loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the mortgage file;

                  (15) provide the Company with data processing, legal and administrative services to the extent required to implement the business strategy of the Company;

                  (16) provide all actions necessary for compliance by the Company with all Federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;

                  (17) provide all actions necessary to enable the Company to make required Federal, state and local tax filings and reports and generally enable the Company to maintain its status as a REIT, including soliciting shareholders for required information to the extent provided in the REIT Provisions of the Code;

                  (18) communicate on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders; and

                  (19) perform such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

         (b) Cooperation of the Company. The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations hereunder. The Company further agrees to make available all materials reasonably required to enable the Manager to satisfy its obligations to deliver financial statements and any other information or reports with respect to the Company pursuant to the Securities Purchase Agreement.

         SECTION 3. ADDITIONAL ACTIVITIES OF MANAGER. Nothing herein shall prevent the Manager or any of its officers, directors, employees or Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments which meet the principal investment objectives of the Company, except that the Manager and its officers, directors and employees shall not provide any such services to any residential mortgage REIT other than the Company or another REIT sponsored by the Manager or its Affiliates which has operating policies and strategies different in one or more material respects from those of the Company, as confirmed by a majority of the Unaffiliated Directors. Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the




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
Company's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

         SECTION 4. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company.

         SECTION 5. RECORDS: CONFIDENTIALITY. The Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall, and shall use its best efforts to cause each of its Affiliates to, keep confidential any and all information they (or such Affiliates) obtain from time to time in connection with the services they (or such Affiliates) render under this Agreement and shall not disclose any portion thereof to non-affiliated third parties (other than lenders to, and holders of stock or warrants of, the Manager) except with the prior written consent of the Company.

         SECTION 6.  OBLIGATIONS OF MANAGER.

         (a) The Manager shall use its best efforts to provide that each Mortgage Asset conforms to the purchase criteria of the Company and shall require each seller or transferor of Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's investments.

         (b) The Manager shall refrain from any action which, in its sole judgment made in good faith, would adversely affect the status of the Company or, if applicable, any subsidiary of the Company as a REIT or which, in its sole judgment made in good faith, would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or which would otherwise not be permitted by the Company's or such subsidiary's Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, any subsidiary of the Company, the Unaffiliated Directors or any stockholders of the Company or any of its subsidiaries for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

         (c) The Manager shall cause an annual compliance report to be prepared for each fiscal year of the Company commencing with fiscal year 1997 by a firm independent of the




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Manager and its Affiliates and having the proper expertise to determine compliance with the REIT Provisions of the Code and related matters and shall deliver each report for a fiscal year to the Company no later than March 31 of the following year.

         SECTION 7.  COMPENSATION OF THE MANAGER.

         (a) Base Management Fee. For services rendered under this Agreement, the Company shall pay to the Manager, commencing on the date hereof and payable as described below, a base management fee equal to the monthly portion of the per annum percentage of Gross Mortgage Assets of the Company and its subsidiaries as set forth below:

                    Type of Gross Mortgage Assets                            Per Annum Fee
                    -----------------------------                            -------------
                    Gross Mortgage Assets Consisting of Agency
                      Certificates                                              1/8 of 1%

                    Gross Mortgage Assets other than Agency
                      Certificates                                              3/8 of 1%

          On the first day of each month, the Company shall pay to the Manager an amount equal to the Manager's good-faith estimate of the base management fee for such month. (For the first month of this Agreement, such amount will be pro-rated according to the number of days of such month this Agreement is in effect and will be payable on the date hereof.) The final base management fee for each month shall be calculated by the Manager within 15 days after the end of such month, and such calculation shall be promptly delivered to the Company. The Company shall pay any amount payable pursuant to Section 7(a) for such month in excess of the estimate already paid within 30 days after the end of such month. To the extent the estimate paid exceeds the amount due, the excess shall be credited to the base management fee due in respect of a subsequent month.

         (b) Incentive Compensation. In addition to the base management fee, the Manager shall receive as incentive compensation for each fiscal quarter an amount equal to 25% of the Net Income of the Company for such fiscal quarter in excess of the amount that would produce an annualized Return on Equity (calculated by multiplying the Return on Equity for such fiscal quarter by four) equal to the Ten Year U.S. Treasury Rate for such fiscal quarter plus 2%. The incentive compensation calculation and payment shall be made quarterly in arrears. The Company shall pay the incentive compensation with respect to each fiscal quarter within 15 days following the delivery to the Company of Manager's written statement setting forth the computation of the incentive fee for such quarter. In connection with the Company's annual audit, the Manager shall compute any final adjustments to the incentive compensation payable under this
Section 7(b) within 45 days after the end of each fiscal year and any required adjustments shall be paid by the Company or the Manager as appropriate within 15 days after delivery of such computation to the Company by the Manager.




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         SECTION 8.  EXPENSES OF THE COMPANY.

         (a) Expenses of the Manager. Without regard to the compensation received hereunder by the Manager, the Manager shall bear the following expenses:

                  (1) Employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans;

                  (2) Travel and related expenses of directors, officers and employees of the Manager and of trustees, directors, or employees of the Company or any subsidiary of the Company who are also directors, officers or employees of the Manager, except expenses of such persons who are trustees or directors of the Company or any subsidiary of the Company incurred in connection with attending meetings of the Board of Directors or meetings of holders of the securities of the Company or any subsidiary of the Company or expenses of persons who are directors, officers, or employees of the Manager incurred in connection with attending meetings or performing other business activities which relate solely to the business affairs of the Company or any subsidiary of the Company;

                  (3) Rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses (such as asset/liability software, modeling software and other software and hardware) of the Manager needed in order to perform its duties as set forth in Section 2 herein;

                  (4) Bookkeeping fees and expenses including any costs of computer services, other than in connection with communications under Section 8(b)(x), in connection with this function; and

                  (5) Miscellaneous administrative expenses incurred in supervising and monitoring the Company's investments or any subsidiary's investments or relating to performance by the Manager of its functions hereunder.

         (b) Expenses of the Company. The Company or any subsidiary of the Company shall pay all of its expenses except those which are the responsibility of the Manager pursuant to Section 8(a) of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall not be paid by the Manager:

                  (1)      The cost of the borrowed money;

                  (2) All taxes applicable to the Company or any subsidiary of the Company including interest and penalties thereon;

                  (3) Legal, audit, accounting, underwriting, brokerage, listing, rating agency, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's or any subsidiary's equity securities or debt securities;




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                  (4)      Fees and expenses paid to advisors and independent
contractors, consultants, managers, and other agents engaged directly by the Company or any subsidiary of the Company or by the Manager at the Company's or such subsidiary's request for the account of the Company or any subsidiary of the Company (other than the Manager);

                  (5) Expenses connected with the acquisition, disposition and ownership of the Company's or any subsidiary's investment assets, including but not limited to commitment fees, brokerage fees, guaranty fees and hedging fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company;

                  (6) The expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company;

                  (7) All insurance costs incurred in connection with the Company or any subsidiary of the Company;

                  (8) Expenses connected with payments of dividends or interest or distributions in any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

                  (9) Expenses connected with the structuring of the issuance of Mortgage Securities by the Company or any subsidiary of the Company, including but not limited to trustee's fees, insurance premiums, and costs of required credit enhancements;

                  (10) All expenses of third parties connected with communications to holders of equity securities or debt securities of the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's or any subsidiary's securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

                  (11)     Transfer agent's and registrar's fees and charges;

                  (12) Fees and expenses paid to trustees or directors of the Company or any subsidiary of the Company, the cost of director and officer liability insurance and premiums for fidelity and errors and omissions insurance;

                  (13) Legal, accounting and auditing fees and expenses relating to the Company's or any subsidiary's operations;

                  (14) Any judgment rendered against the Company or any subsidiary of the Company, or against any trustee or director of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such trustee or director, or any court or governmental agency;




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                  (15)     Expenses relating to any office or office facilities
maintained by the Company or any subsidiary of the Company exclusive of the office of the Manager;

                  (16) Expenses related to the servicing and subservicing of Mortgage Loans;

                  (17) Travel and related expenses of personnel of the Manager when attending meetings or performing other business activities which relate solely to the Company or any subsidiary of the Company; and

                  (18) Other miscellaneous expenses of the Company or any subsidiary of the Company which are not expenses of the Manager under Section 8(a).

         SECTION 9. EXPENSE REIMBURSEMENT TO THE MANAGER. Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within 30 days after the end of each month. The Manager shall prepare a statement documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within 15 days after the end of each month.

         SECTION 10. MONITORING SERVICING. The Manager will monitor and administer the servicing of the Company's Mortgage Loans constituting or underlying the Company's Mortgage Assets, other than loans pooled to back Mortgage Securities not originated by the Company. Such monitoring and administrative services will include, but not be limited to, the following activities: serving as the Company's consultant with respect to the servicing of Mortgage Loans; collection of information and submission of reports pertaining to the Mortgage Loans and to monies remitted to the Manager or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the applicable servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans; review of servicers' delinquency, foreclosure and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company. The Manager may enter into subcontracts with other parties, including its Affiliates, to provide any such services for the Manager; provided, however, that to the extent that the Manager subcontracts services for which the Manager is responsible for bearing the cost pursuant to
Section 8(a) of this Agreement, the Manager, and not the Company, shall be responsible for any such costs associated with such subcontract.

         SECTION 11.  LIMITS OF MANAGER RESPONSIBILITY.

         (a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the




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
Manager, including as set forth in Section 6(b) of this Agreement. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, any Mortgage Security issuer, any subsidiary of the Company, its subsidiary's stockholders or the Unaffiliated Directors for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement. The Company and its subsidiaries shall reimburse, indemnify and hold harmless the Manager, its directors, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys' fees) in respect of or arising from any acts or omissions of the Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

         (b) The Manager shall reimburse, indemnify and hold harmless the Company, any subsidiary, or any of their stockholders, trustees, directors, officers and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, without limitation, attorneys' fees) arising out of any intentional misstatements of material fact made by the Manager in connection with performance of its activities hereunder.

         SECTION 12. NO JOINT VENTURE. The Company and the Manager are not partners or joint venturers with each other, and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

         SECTION 13.  TERM: TERMINATION: TERMINATION FEE.

         (a) This Agreement shall commence on the date set forth in the preamble and shall continue in force until the second anniversary of such date, and thereafter it shall be renewed automatically for successive one-year periods unless a notice of non-renewal is timely delivered as described below. The Company may elect to prevent the automatic renewal of this Agreement only by vote of both a majority of the Board of Directors and a majority of the Unaffiliated Directors followed by delivery of a written notice of non-renewal to the Manager at least 60 days prior to the end of the then-current period of this Agreement, which notice shall set forth the date of the Board of Directors' vote not to renew. This Agreement shall terminate at the expiration of the then-current period in which such notice of non-renewal is delivered.

         (b) In addition to such further liability or obligation of either party to the other provided in Section 16 of this Agreement, if this Agreement is terminated without cause (as "cause" is defined in Section 15) by delivery of a notice of non-renewal pursuant to Section 13(a), the Company, in addition to its obligations under Section 16, shall pay the Manager a termination fee in an amount equal to the greater of (i) the fair market value of this Agreement (without giving effect to the notice of termination under Section 13(a)) determined by an independent appraisal or (ii) three times the total of the compensation payable to the Manager hereunder for the four most recently completed calendar quarters ending on or prior to the date of termination of this Agreement. Such appraisal shall be conducted by a nationally-recognized appraisal firm mutually agreed upon by the parties and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following delivery of the notice of non-renewal, then each party shall, as soon as reasonably practicable, but in no event more than 45 days following delivery of the notice of non-renewal, choose a nationally-recognized independent appraisal firm to conduct an appraisal. In such event, (i) the fair market value amount shall be deemed to be the average of the appraisals as conducted by each party's chosen appraiser and (ii) each party shall pay the costs of its appraiser so chosen. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers. The termination fee payable by the Company shall be paid within 30 days following receipt of the final appraisal to be obtained hereunder.

         SECTION 14. ASSIGNMENTS. Except as set forth in this Section 14, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager (other than the pledge of amounts payable to the Manager hereunder to secure the Manager's obligations to its lenders), unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

         SECTION 15. TERMINATION BY COMPANY FOR CAUSE. At the option of the Company, this Agreement shall be and become terminated upon 60 days written notice of termination from the Board of Directors to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for "cause"):

         (a) if a majority of the Unaffiliated Directors determines that the Manager has violated this Agreement in any material respect and, after notice of such violation, the Manager has failed to cure such violation within 60 days; or

         (b) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 60 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days. If any of the events specified in Section 15(b) of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

         SECTION 16. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14 or 15 of this Agreement, except as otherwise specified in Section 13(b) of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination, including accrued and unpaid incentive compensation.
Upon such termination, the Manager shall forthwith:

         (a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

         (b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company; and

         (c) deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

         SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than the later to occur of (i) 30 days following such request and
(ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party. The Manager shall not be liable to the Company, any subsidiaries of the Company, the unaffiliated Directors, or the Company's or its subsidiaries' stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this
Section 17 and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

The Company and any subsidiary of the Company shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 17 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute bad faith, willful misconduct, gross negligence or reckless disregard of its duties. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under
Section 11 of this Agreement.

         SECTION 18.  REPRESENTATIONS AND WARRANTIES.

         (a) The Company hereby represents and warrants to the Manager as follows:

                  (1) The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

                  (2) The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  (3) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Manager hereunder to secure the Manager's obligations to its lenders).

         (b) The Manager hereby represents and warrants to the Company as follows:

                  (1) The Manager is duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

                  (2) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been and each instrument or document required hereunder will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

                  (3) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets, or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

         SECTION 19. NOTICES. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefore or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parses may deliver to each other notice by electronically transmitted facsimile copies ("FAX") provided that such FAX notice is followed within twenty-four (24) hours by any type of notice otherwise provided for in this paragraph. Any notice shall be duly addressed to the parties as follows:

         (a)      If to the Company:

                  445 Marine View Avenue
                  Suite 130A
                  Del Mar, CA 92014
                  Attn:  John M. Robbins, Jr.
                  Fax:  (619) 756-5324

                  with a copy given in the manner prescribed above, to:

                  Lawrence Calof, Esq.
                  Gibson, Dunn & Crutcher LLP
                  One Montgomery Street, 31st Floor
                  San Francisco, CA 94104
                  Fax:  (415) 986-5309

         (b)      If to the Manager:

                  445 Marine View Avenue
                  Suite 130
                  Del Mar, CA 92014
                  Attn:  Jay Fuller
                  Fax:  (619) 756-5324

                  with a copy given in the manner prescribed above, to:

                  Phillip R. Pollock, Esq
                  Tobin & Tobin
                  One Montgomery Street, 15th Floor
                  San Francisco, CA 94104
                  Fax: (415) 433-3883

          Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

         SECTION 20. BINDING NATURE OF AGREEMENT: SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

         SECTION 21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         SECTION 22. CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding any California or other conflict of law provisions to the contrary.

         SECTION 23. SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         SECTION 24. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         SECTION 25. TITLES NOT TO AFFECT INTERPRETATION. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         SECTION 26. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         SECTION 27. PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         SECTION 28. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.



                                    By: ________________________________________
                                             John M. Robbins, Jr.,
                                             Chief Executive Officer



                                    HOME ASSET MANAGEMENT CORP.



                                    By: ________________________________________
                                             David E. De Leeuw,
                                             President

                     FIRST AMENDMENT TO MANAGEMENT AGREEMENT

         This First Amendment to Management Agreement (the "Amendment") is entered into as of August __, 1997 by and between American Residential Investment Trust, Inc., a Maryland corporation (the "Company") and Home Asset Management Corp., a Delaware corporation (the "Manager").

                                    RECITALS

                   The Company and the Manager entered into that certain Management Agreement dated as of February 11, 1997 (the "Management Agreement"), whereunder Manager agreed to manage the investments of the Company and perform certain administrative services for the Company pursuant to the terms thereof;

                   For a variety of business reasons, the Company desires to retain, and the Manager desires to provide, certain of the Manager's employees to serve as employees of the Company in addition to their service as employees of the Manager; and

                   Manager has entered into Employment Agreements with certain of the employees (the "Employment Agreements") which the Company desires to employ.

         NOW, THEREFORE, in consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Management Agreement as follows:

         1.       Amendment to Section 7(b).

                  Section 7(b) of the Management Agreement is hereby amended to read in its entirety as follows:

                  "(b) Incentive Compensation. In addition to the base management fee, the Manager shall receive as incentive compensation for each fiscal quarter an amount equal to 25% of the Net Income of the Company for such fiscal quarter in excess of the amount that would produce an annualized Return on Equity (calculated by multiplying the Return on Equity for such fiscal quarter by four) equal to the Ten Year U.S. Treasury Rate for such fiscal quarter plus 2%. The incentive compensation calculation and payment shall be made quarterly in arrears. The Company shall pay the incentive compensation with respect to each fiscal quarter within 15 days following the delivery to the Company of Manager's written statement setting forth the computation of the incentive fee for such quarter. In connection with the Company's annual audit, the Manager shall compute any final adjustments to the incentive compensation payable under this Section 7(b) within 45 days after the end of each fiscal year and any required adjustments shall be paid by the Company or the Manager as appropriate within 15 days after delivery of such computation to the Company by the Manager. For purposes of this Section 7(b), any payments made by the Company and reimbursed by the Manager pursuant to Sections 8(c) and 9(b) hereof shall be deemed to have been made directly by the Manager and not by the Company."

         2.       Amendment to Section 8.

                  Section 8 of the Management Agreement is hereby amended to insert the following as SubSection (c):

                  "(c) Expenses Associated with Employees of Both the Company and the Manager. Notwithstanding the provisions set forth in Section 8(a) of this Agreement, the Company shall be responsible for all compensation and expenses related to retention by the Company of employees of the Manager to provide the services set forth in Section 2 of this Agreement, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans."

         3.       Amendment to Section 9.

                  Section 9 of the Management Agreement shall be amended to read in its entirety as follows:

                  "SECTION 9. Expense Reimbursements.

                  (a) Reimbursements to the Manager. Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within 30 days after the end of each month. The Manager shall prepare a statement documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within 15 days after the end of each month.

                  (b) Reimbursements to the Company. All expenditures incurred by the Company pursuant to Section 8(c) hereof shall be reimbursed monthly by the Manager within 30 days after the end of each month. The Company shall prepare a statement documenting such expenses during each month, and shall deliver such statement to the Manager within 15 days after the end of each month."

         4.       Amendment to Employment Agreement.

                  In furtherance of paragraphs 1 and 2 hereof, Manager shall cause to be executed such Amendments and addendums to the Employment Agreements as necessary to carry out the intent and purpose of this Amendment.

         5.       Full Force and Effect of Management Agreement.

                  Unless expressly amended by the terms of this Amendment, all remaining provisions of the Management Agreement shall remain in full force and effect.

         6.       Controlling Law.


                  This Amendment and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding any California or other conflict of law provisions to the contrary.

         7.       Titles Not to Affect Interpretation.


                  The titles of paragraphs and subparagraphs contained in this Amendment are for convenience only, and they neither form a part of this Amendment nor are they to be used in the construction or interpretation hereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.



           AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.



           By: __________________________________________________
                 John M. Robbins, Jr., Chief Executive Officer


           HOME ASSET MANAGEMENT CORP.



           By: __________________________________________________
                 David E. De Leeuw, President






                                      -3-